Alico Announces Additional Stock Repurchase Program

Board of Directors Authorizes 100,000 Additional Shares to Fund Senior Management Restricted Stock Compensation Plan

La Belle, Florida, January 4, 2007 -- Alico, Inc. (NASDAQ:ALCO), a land management company, announced that its Board of Directors has authorized the repurchase of up to 100,000 Shares of the Company's common stock through August 31, 2010 for the purpose of funding grants under its 1998 Incentive Equity Plan in order to provide restricted stock to eligible Senior Managers to align their interests with those of the Company’s shareholders.

The stock repurchases will be made on a quarterly basis between now and August 31, 2010 through open market transactions, at times and in such amounts as the Company's broker determines subject to the provisions of a 10b5-1 Plan which the Company has adopted for such purchases. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. All purchases will be made subject to restrictions of Rule 10b-18 relating to volume, price and timing so as to minimize the impact of the purchases upon the market for the Company's Shares. The Company does not anticipate that any purchases under the Plan will be made from any officer, director or control person. There are currently no arrangements with any person for the purchase of the Shares. The Company will use internally generated funds to make the purchases. The Company had previously announced the repurchase of 31,000 shares in order to fund its Director Compensation plan. The new plan will bring the total shares yet to be purchased to approximately 115,000.

John R. Alexander, Chairman and CEO of Alico, Inc. said, “The stock repurchase program is designed to provide the shares authorized by the Board for the Company's Senior Management Long Term Compensation Plan, which was implemented to further align the interests of Alico's Management with that of its shareholders while avoiding dilution to the Company’s existing shareholders.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 136,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various operations and activities including citrus fruit production, harvesting and marketing, vegetable production, cattle ranching, sugarcane, sod production, rock mining, vegetable seedling greenhouse operations and forestry. Alico also leases land for farming, cattle grazing, recreation and oil exploration. Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.